UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULE 13D - 1(B), (C) AND (D) AND AMENDMENTS
                   THERETO FILED PURSUANT TO RULE 13D - 2(B)

                                (AMENDMENT NO. 5)

                                 AMX CORPORATION

                         (FORMERLY KNOWN AS PANJA INC.)

                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)




                                    00180C105
                                 (CUSIP Number)




                                  June 24, 2002
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_| Rule 13d-1(b)

                     |X| Rule 13d-1(c)

                     |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                                                                             ---------------------------
CUSIP NO. 00180C105                                                       13G                                  Page 2 of 5 Pages
---------------------------                                                                             ---------------------------
---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 PETER D. YORK*

---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a) [ ]
                                                                                                               (b) [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     UNITED STATES
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                               882,207*
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER
                                                   0*
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                               882,207*
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER
                                                   0*
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 882,207*
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                   [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.0%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON*

                     IN, OO
                     *SEE NOTE 1.
---------------- ------------------------------------------------------------------------------------------------------------------

---------------------------                         ---------------------------
CUSIP NO. 00180C105                  13G                     Page 3 of 5 Pages
---------------------------                         ---------------------------

NOTE 1. On June 24, 2002, Peter D. York (the "Reporting Person") was qualified as the Executor of the Estate of Marian York (the "Estate"). The Estate, due to the death of Marian York on May 2, 2002, acquired by operation of law 234,223 shares of the Common Stock, par value $0.01, of AMX Corporation. As Executor of the Estate, the Reporting Person was deemed to have acquired beneficial ownership of Common Stock that is owned of record by the Estate. As Executor, the Reporting Person has the sole power to vote or direct the vote, as well as sole power to dispose or direct the disposition of, the 234,223 shares held by the Estate. The Reporting Person disclaims beneficial ownership of such shares pursuant to Rule 13d-4 of the Exchange Act.

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           (a) and (b) The Issuer is AMX Corporation (formerly known as Panja Inc.) The address of the principal executive offices of the Issuer is 3000 Research Drive, Richardson, Texas 75082.

ITEM 2.  PERSON FILING:

           (a)-(c) This statement is being filed by Peter D. York, a citizen of the United States of America. His place of residence is 5415 Drane Drive, Dallas, Texas 75209.

           (d)-(e) This statement relates to the Common Stock of the Issuer, par value $0.01 per share. The CUSIP No. for such shares is 00180C105.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act

           (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940

           (e) [ ]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E)

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

           (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

---------------------------                         ---------------------------
CUSIP NO. 00180C105                  13G                     Page 4 of 5 Pages
---------------------------                         ---------------------------

ITEM 4.  OWNERSHIP.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount Beneficially Owned:

               882,207

(b) Percent of Class:

               8.0%

(c) Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

                    882,207

               (ii) shared power to vote or to direct the vote:

                    0

               (iii) sole power to dispose or to direct the disposition of:

                    882,207

               (iv) shared power to dispose or to direct the disposition of:

                    0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

---------------------------                         ---------------------------
CUSIP NO. 00180C105                  13G                     Page 5 of 5 Pages
---------------------------                         ---------------------------

ITEM 10.  CERTIFICATION.

           (a) N/A

           (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February  13, 2004




                                  /s/ Peter D. York
                                  ----------------------------------------------
                                  Peter D. York, both in his individual capacity and as Executor of the Estate of Marian York